007 Putnam Voyager Fund attachment
7/31/05

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the year ended July 31, 2005, Putnam Management has
assumed $471,862 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


74U1 (000s omitted)

Class A		431,859
Class B		125,426
Class C		5,877

74U2 (000s omitted)

Class M		5,935
Class R 	43
Class Y		113,834

74V1

Class A		17.16
Class B		14.95
Class C		16.42

74V2

Class M		16.12
Class R		17.06
Class Y 	17.73